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                         March 3, 2021

       Jeff Cooper
       Chief Financial Officer
       Guidewire Software, Inc.
       2850 S. Delaware St., Suite 400
       San Mateo, CA 94403

                                                        Re: Guidewire Software,
Inc.
                                                            Form 10-K for the
Year Ended July 31, 2020
                                                            Filed September 28,
2020
                                                            File No. 001-35394

       Dear Mr. Cooper:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Technology